Exhibit 5.01

Amy L. Schneider
Vice President, Corporate Secretary and Securities

414 Nicollet Mall, 401-8
Minneapolis, Minnesota 55401

May 22, 2024

Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota 55401

Ladies and Gentlemen:
I am Vice President, Corporate Secretary and Securities of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys who I supervise have acted as counsel for the Company in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance of shares of common stock, par value $2.50 per share, of the Company (the “Shares”).
I, or attorneys who I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the Bylaws, as amended and restated, of the Company, the Xcel Energy Inc. 2024 Equity Incentive Plan (the “Plan”), the Registration Statement, certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Shares to be issued under the Plan, and such other documents, records and instruments as necessary or appropriate for the purposes of this opinion letter.
For purposes of the opinions expressed below, I have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to me as originals, and (iv) the conformity to authentic original documents of all documents submitted to me as certified, electronic or photostatic copies.
Based on the foregoing, I am of the opinion that (a) the Shares have been duly authorized by all requisite corporate action and (b) when and if issued in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.
 I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.
I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Amy L. Schneider

Amy L. Schneider
Vice President, Corporate Secretary and Securities